Exhibit 99.1

News Release
Media Line: 410 470-7433
www.constellation.com

Constellation Energy Generation Group	Constellation NewEnergy
Constellation Energy Commodities Group	Baltimore Gas and Electric Company
Constellation Energy Control & Dispatch Group	BGE HOME
Constellation Energy Projects & Services Group	Fellon-McCord & Associates

Media Contacts:                                                        Robert L. Gould
410 470-7433

Investor Contacts:                                             Kevin Hadlock
410 783-3647

John R. Collins Appointed Chief Financial Officer

E. Follin Smith to Continue to Serve as Consultant to Assure Smooth Transition

BALTIMORE, May 18, 2007 - Constellation Energy (NYSE: CEG) today announced that E. Follin Smith, currently executive vice president, chief financial officer and chief administrative officer, is stepping down to spend more time with her family.  The company also announced that John R. Collins, currently senior vice president and chief risk officer, will succeed Smith as chief financial officer, effective today.  Smith will continue to serve the company in a consulting capacity to facilitate a seamless transition through February 2008.

“This was an extremely difficult decision for me both because of my love for the company and the tremendous pride that I have in what we have built — a special company with future prospects that have never been brighter,” said Smith.  “I’ve decided that I want to be more actively involved with my children at this stage of their lives and, for right now, want to control my calendar more than is possible as the chief financial officer of a publicly traded company.  I look forward to continuing to serve the company in a consulting role.”

“Follin has been a key leader in Constellation Energy’s transformation during the past five and a half years,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.  “While we didn’t want to see her go, we support her decision and wish her well, and know that the people, processes and systems she and her team have put in place will no doubt result in a smooth transition for John into his new role as chief financial officer.”

Collins, who will continue to serve as the company’s chief risk officer, brings to the position a strong financial management background, having held a variety of financial management and treasury roles of increasing importance, and led many critical initiatives during the past several years.  Collins began his career with Constellation Energy at Baltimore Gas and Electric Company in 1988.  In 1997, Collins became chief financial officer of Constellation Energy subsidiary, Constellation Commodities Group, where he was responsible for all financial matters, including business planning, financial analysis, capital management and risk control and credit.  In 2002, Collins, an acknowledged leader in the field of risk management in the energy industry, was named vice president and chief risk officer of Constellation Energy, and in 2004, named senior vice president.  In 2005, Collins was named chairman of the committee of chief risk officers, a group which has defined energy risk management best practice.

Collins earned a bachelor’s degree in business administration from the University of Delaware and a master’s degree in business administration from the University of Pittsburgh.

“The appointment of John, who has made many important contributions to the success of Constellation Energy, is a clear illustration of our succession plan at work,” said Shattuck.  “Under John’s leadership, Constellation Energy developed many of the risk management standards necessary for the competitive energy industry to thrive.  He and his team designed our proprietary risk-adjusted return on capital evaluation tools, which have served as the foundation for Constellation Energy’s success.  With his strong risk management and equally strong financial and negotiating skills, I can’t think of anyone better equipped to take on the role of chief financial officer at this point in Constellation Energy’s ongoing evolution.”

Constellation Energy (www.constellation.com), a FORTUNE 200 company with 2006 revenues of $19.3 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of 78 generating units located throughout the United States, totaling approximately 8,700 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

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